Exhibit 23.3

CONSENT OF QUALIFIED PERSON

I, Rodrigo Simidu, in connection with the Annual Report on Form 10-K for the year ended December 31, 2021 and any amendments or supplements and/or exhibits thereto (collectively, the Form 10-K), consent to:

●	the filing and use of the Technical Report Summary for the Don David Gold Mine with an effective date of December 31, 2021, as an exhibit to the Form 10-K;
●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and
●	the use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary:   1, 2, 3, 4, 5, 12, 13, 15, 16, 17,18, 19, 20, 21, 22, 23, 24 and 25.

I also consent to the incorporation by reference of the above items in the registration statements of Gold Resource Corporation filed on Form S-3 (No. 333-235312) and Form S-8 (Nos. 333-214958 and 333-171779).

Dated March 10, 2022

/s/
Name:	Rodrigo Simidu, P.Eng.
Title:	Principal Mining Engineer